UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2008

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6650 Via Austi Parkway, Suite 170

Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 733-7195

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry Into a Material Definite Agreement.

On November 6, 2008, Elixir Gaming Technologies, Inc. (the “Company”) entered into a letter agreement with Elixir Group Limited (“Elixir Group”), a Hong Kong company and the Company’s principal shareholder, pursuant to which the parties agreed to cancel the Securities Purchase and Product Participation Agreement dated June 12, 2007, as amended, between the Company and Elixir Group (“Participation Agreement”) effective as November 6, 2008.  In addition, Elixir Group agreed to the termination and cancellation, as of November 6, 2008, of warrants to purchase 66 million shares of the Company’s common stock, representing all of the outstanding warrants issued to Elixir Group pursuant to the Participation Agreement.  As a result of the termination of the Participation Agreement, Elixir Group has waived all its rights under the Participation Agreement to (i) receive 15 million shares of the Company’s common stock issuable to Elixir Group, and (ii) the further downward adjustment in the exercise price of the warrants it holds to purchase 10 million shares of the Company’s common stock, pursuant to its achievement of certain performance milestone referred to the Participation Agreement.

On November 6, 2008, the Company entered into a Machine Disposal Agreement with Elixir International Limited (“Elixir International”), a Macau company and the wholly-owned subsidiary of Elixir Group, pursuant to which the Company sold and returned to Elixir International 715 electronic gaming machines, previously purchased by the Company from Elixir International, in consideration of Elixir International’s agreement to cancel approximately $14,000,000 of trade payables owed by the Company to Elixir International.

On November 6, 2008, the Company entered into an Amendment to Trade Credit Facility Agreement and Related Note with Elixir International (“Amendment”), pursuant to which the parties have amended the terms of the Trade Credit Facility Agreement between the parties dated April 21, 2008 (the “Facility Agreement”) and refinanced the $12.1 million outstanding principal balance under the Facility Agreement.  Pursuant to the Amendment, the fixed interest rate on advances under the Facility Agreement, including the $12.1 million outstanding principal balance under the Facility Agreement, is reduced from 8% per annum to 5% per annum effective as of January 1, 2009. In addition, Elixir International has agreed to restructure the payment schedule of the outstanding credit balance.  Under the revised payment schedule, the Company is not required to make any repayment under the Facility Agreement until January 1, 2009, and thereafter the outstanding credit balance will be paid in 24 equal monthly installments.

On November 11, 2008, the Company entered into a Separation Agreement with Gordon Yuen, its former chief executive officer, pursuant to which the parties agreed to modify certain terms of the Employment Agreement dated May 31, 2008 between the parties.  Pursuant to the Employment Agreement, the Company is required to pay Mr. Yuen his then current salary, currently in the annual amount of $425,000, following termination of his employment.  Pursuant to the Separation Agreement, Mr. Yuen agreed to accept a lump sum payment $318,750 in lieu of $425,000 following his termination of employment.  Pursuant to the Separation Agreement, the parties confirmed that Mr. Yuen’s options to purchase 1.2 million shares of the Company’s common stock, at $2.90 per share, will not be subject to early termination as result of  the termination of his employment, and will expire by their terms on January 1, 2011.  The parties also confirmed that all other options held by Mr. Yuen will expire on January 1, 2009.  The Separation Agreement contains a release of Mr. Yuen of all other claims against the Company and its affiliates.

Item 1.02  Termination of a Material Definite Agreement.

As described in Item 1.01 above, on November 6, 2008, the Company entered into a letter agreement with Elixir Group pursuant to which the parties agreed to cancel the Securities Purchase and Product Participation Agreement dated June 12, 2007, as amended, between the Company and Elixir Group effective as November 6, 2008.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           As described in Item 1.01 above, on November 11, 2008, the Company entered into a Separation Agreement with Gordon Yuen, its former chief executive officer, pursuant to which the parties agreed to modify certain terms of the Employment Agreement dated May 31, 2008 between the parties.

Item 9.01  Financial Statements and Exhibits.

(d)                                 The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing

99.1	Letter Agreement dated November 6, 2008 between Registrant and Elixir	Filed electronically herewith
Group Limited.

99.2	Machine Disposal Agreement dated November 6, 2008 between Registrant	Filed electronically herewith
and Elixir International Limited.

99.3	Amendment to Trade Credit Facility Agreement and Related Note dated	Filed electronically herewith
November 6, 2008 between Registrant and Elixir International Limited.

99.4	Separation Agreement dated November 11, 2008 between Registrant and	Filed electronically herewith
Gordon Yuen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: November 14, 2008	/s/ Clarence Chung
Clarence Chung, Chief Executive Officer